PRESS RELEASE

Southwall Technologies, Inc.

3975 East Bayshore Road

Palo Alto, CA 94303

Phone: (650)962-9111

Fax: (650) 967-8713

Contacts:

Thomas G. Hood, President and CEO

thood@southwall.com

Michael E. Seifert, Sr. Vice President and CFO

mseifert@southwall.com

For Immediate Release

Southwall Technologies Wins Judgment in Product Liability Case

PALO ALTO, Calif.-January 7, 2004-Southwall Technologies Inc. (Nasdaq:SWTX), a global developer, manufacturer and marketer of thin-film coatings for the electronic display, automotive glass, and architectural markets, today announced that the United States District Court for the Northern District of California has rendered a final judgment in Southwall's favor in a product liability case filed by Wasco Products, Inc., a manufacturer and assembler of skylight systems. The judgment resolved a dispute over insulated glass units (IGU's) manufactured by third parties, which utilized the company's Heat Mirror® solar control film together with a polyurethane sealant manufactured by Bostik, Inc.

In the matter of Wasco Products, Inc. v. Southwall Technologies Inc., et al., (Civil Action No. 02-2926, pending in the U.S. District Court for the Northern District of California), Judge Saundra Brown Armstrong granted Southwall's motion for summary judgment on all remaining claims and ruled in favor of Southwall on all of Wasco's claims for relief. The court also entered final judgment in favor of Bostik. The court denied Wasco's motion for summary judgment and also dismissed the motion for class certification as moot in light of its final judgment in favor of both defendants. The judgment is subject to appeal by Wasco until January 22, 2004.

"Southwall is very pleased with Judge Armstrong's ruling on this matter," said Thomas G. Hood, president and chief executive officer. "We have believed from the beginning that the suit was without merit, and the court's dismissal supports this belief."

About Southwall Technologies Inc.

Southwall Technologies Inc, designs and produces thin film coatings that selectively absorb, reflect or transmit light. Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and exports advanced thin film coatings to over 25 countries around the world. Southwall's customers include Audi, BMW, DaimlerChrysler, Hewlett-Packard, Mitsubishi Electric, Mitsui Chemicals, Peugeot~~-~~Citroën, Pilkington, Renault, Saint-Gobain SEKURIT, and Volvo.

This press release may contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the company's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements in this press release are based on information available to the company on the date hereof, and the company assumes no obligation to update any such forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented. Such risks include without limitation the possibility that the plaintiff may prevail upon appeal or that future plaintiffs making similar or other claims will prevail in lawsuits against Southwall. Further risks are detailed in the company's filings with the Securities and Exchange Commission, including those set forth in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003; its Quarterly Report on Form 10-Q for the quarter ended September 28, 2003, filed on November 17, 2003, as amended by its Quarterly Report Form 10-Q/A, filed on November 19, 2003; its Current Reports on Form 8-K, to be filed on or about January 8, 2004.

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